Exhibit 99.1

Contact:
Mento A. "Chuck" Soponis
Chief Executive Officer
Oragenics, Inc.
(386) 418-4018

FOR IMMEDIATE RELEASE

Oragenics, Inc. Names New Board Member

David J. Gury retired Nabi Biopharmaceuticals CEO Appointed to Board

Alachua, FL (October 6, 2003) - Oragenics, Inc. (TSX-V: ORA.U), today announced that David J. Gury, retired founding CEO and current Chairman of the Board of Nabi Biopharmaceuticals, has been appointed to the Company's Board of Directors. Mr. Gury brings to Oragenics more than 30 years executive experience in the pharmaceutical and biotechnology industries.

"We are privileged to have attracted such a talented industry executive to our Board of Directors," said Mento A. "Chuck" Soponis, C.E.O. of Oragenics. "David brings a unique combination of entrepreneurial and executive experience at the most senior levels in the industry. We look forward to benefiting from his insight and seasoned know-how as we continue to move forward in developing our key products to build a successfully competitive biotechnology company.

Mr. Gury, 64, joined Nabi, a biopharmaceutical company that develops and commercializes vaccines and therapies that prevent and treat infectious, autoimmune and addictive diseases, as President and Chief Operating Officer in 1984. In 1992 he was elected Chairman of the Board, Chief Executive Officer and President. During his tenure, the Company successfully transitioned from a plasma supplier into a fully integrated biopharmaceutical company. Prior to joining Nabi, he spent his career with Abbott Laboratories and its spin out company, Alpha Therapeutics Corporation, in various administrative and executive positions.

He is a member of the Florida Emerging Technology Commission; Chairman of the Florida Research Consortium; and past Chairman and a member of BioFlorida. Mr. Gury earned his M.B.A. at the University of Chicago.

Oragenics, Inc. is an emerging biotechnology research and development company that began operations in 1999. Located in Alachua, Florida at the University of Florida's Sid Martin Biotechnology Development Incubator, Oragenics is developing three new healthcare products. The most advanced product is an oral rinse for the prevention of tooth decay, which is anticipated to enter clinical trials in 2004. The second product in pre-clinical development is a broad-spectrum antibiotic. Oragenics is also developing a probiotic product to maintain oral health. For more information about Oragenics, please consult the Company's website at www.oragenics.com.

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